Exhibit 4.10

WARRANT MODIFICATION AGREEMENT

This Warrant Modification Agreement is entered into as of September 30, 2016, between Hercules Capital, Inc., formerly known as Hercules Technology Growth Capital, Inc. (the “Warrantholder”) and AcelRx Pharmaceuticals, Inc. (the “Company”).

Recitals

A.     On December 16, 2013, the Company issued to Warrantholder a warrant (as amended by that certain Warrant Modification Agreement dated as of September 18, 2015, the “Warrant”) to purchase shares of its Common Stock on such terms as set forth therein. Any terms not specifically defined herein shall have the meanings set forth in the Warrant.

B.     In connection with an amendment to the Loan Agreement of even date herewith, the Company and the Warrantholder now desire to adjust the Exercise Price of the Warrant.

Now, therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Warrantholder agree as follows:

1.     The term “Exercise Price” in the Warrant is hereby amended and restated in its entirety as follows:

“Exercise Price” means $3.07.

2.     Except as specifically set forth in this Warrant Modification Agreement, the Warrant remains unmodified and in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the date set forth above.

COMPANY:	ACELRX PHARMACEUTICALS, INC.

	By:	/s/ HOWARD B. ROSEN
	Name:	HOWARD B. ROSEN
	Title:	CHIEF EXECUTIVE OFFICER

WARRANTHOLDER:	HERCULES CAPITAL, INC.

	By:	/s/ JENNIFER CHOE
Name: Jennifer Choe
	Title:	Assistant General Counsel

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